Exhibit 8.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

March 27, 2018

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Company”), and BXMT Advisors L.L.C., a Delaware limited liability company (the “Manager”), in connection with the Registration Statement on Form S-3 (File No. 333-212769) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance by the Company of up to $220,000,000 aggregate principal amount of 4.75% Convertible Senior Notes due 2023 (the “Notes”) registered under the Registration Statement. The Notes will be convertible into cash, shares (the “Shares”) of class A common stock, par value $0.01 per share, of the Company (the “Common Stock”), or a combination thereof, pursuant to the terms of the Notes and the Indenture (as defined below).

We have examined the Registration Statement, the Company’s prospectus dated July 29, 2016 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated March 22, 2018 (together with the Base Prospectus, the “Preliminary Prospectus”) and the prospectus supplement dated March 22, 2018 (together with the Base Prospectus, the “Prospectus”), each filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, which pursuant to Form S-3 incorporate by reference

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the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Company’s Current Report on Form 8-K filed on March 8, 2018, the Company’s definitive proxy statement on Schedule 14A filed on April 21, 2017 (solely to the extent incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016) and the description of the Company’s Common Stock contained in the registration statement on Form 8-A/A filed on May 6, 2013, each as filed under the Securities Exchange Act of 1934, as amended; the pricing term sheet dated March 22, 2018 relating to the Notes filed by the Company as a free writing prospectus pursuant to Rule 433 of the rules and regulations of the Commission under the Securities Act (together with the Preliminary Prospectus, the “Pricing Disclosure Package”); the Indenture, dated as of November 25, 2013 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the Third Supplemental Indenture, dated as of March 27, 2018 (together with the Base Indenture, the “Indenture”); a duplicate of the global note representing the Notes; and the Second Amended and Restated Management Agreement, dated as of October 23, 2014, between the Company and the Manager. In addition, we have examined, and have relied as to matters of fact upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Manager and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have also assumed the accuracy of the representations contained in the officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Officer’s Certificate”). These representations generally relate to the operation and classification of the Company as a real estate investment trust (a “REIT”), as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of rendering such opinion, we have also assumed that the Company has been organized and operated and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Registration Statement, the Prospectus and the applicable organizational documents of the Company and that all terms and provisions of such documents have been and will continue to be complied with.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.    Commencing with the taxable year ended December 31, 2008, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and its actual and proposed method of operation as described in the Preliminary Prospectus and the Prospectus and as represented by the Company, has enabled it, and will continue to enable it, to meet the requirements for qualification and taxation as a REIT under the Code.

2.    The statements made in each of the Pricing Disclosure Package and the Prospectus under the caption “Material United States Federal Income Tax Considerations,” insofar as they purport to constitute summaries of provisions of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

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The opinion set forth above is based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above. Future changes in the Company’s method of operation could likewise cause the tax treatment referred to herein to be materially different from that described above. Our opinion is not binding upon either the Internal Revenue Service or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court. Qualification of the Company as a REIT will depend upon the Company’s satisfaction, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury regulations. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results, satisfy the various qualification tests for the taxable year ending December 31, 2018, or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or to be taxed as a REIT under the Code.

We do not express any opinion herein concerning any law other than the federal law of the United States.

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We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on March 27, 2018 for incorporate by reference in the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP